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                                                                 EXHIBIT 10.3

                                 EMPLOYMENT AGREEMENT

    This EMPLOYMENT AGREEMENT is made and entered into this 10th day of October 1996, by and between CD WAREHOUSE, INC., a Delaware corporation ("the Company"), and Bruce D. MacDonald, an individual ("the Executive").

                                       RECITALS

    WHEREAS, the Company desires to be assured of the association and services of the Executive and to enter into an agreement embodying the terms of such employment ("Agreement"); and

    WHEREAS, the Executive is willing and desires to be employed by the Company and enter into such Agreement.

    NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions hereinafter set forth, the parties hereto do hereby agree as follows:

                                      ARTICLE I
                                      EMPLOYMENT

    1.1 AGREEMENT TO EMPLOY. Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to employ the Executive as Vice-President Company Store Operations and as the President of the Company's wholly owned subsidiary, CD Management, Inc., subject to the supervision and direction of the Company's Chief Executive Officer ("Chief Executive Officer") or his designee and the Board of Directors ("Board") or the Board of Directors of CD Management, Inc. as appropriate, and the Executive hereby agrees to become employed by the Company and CD Management, Inc.

    1.2 TERM OF EMPLOYMENT. The term of this Agreement will be for a period of one (1) year commencing on the effective date hereof and will automatically renew for successive one (1) year terms, unless terminated earlier pursuant to
Article 7 below ("Employment Period"), provided however, that the Executive's obligations in Section 6 and Section 8 below will continue in effect after such termination.

    1.3 EFFECTIVE DATE. This Agreement will be effective as of the closing date of the Company's initial public offering. If the closing of the Company's initial public offering does not occur on or before February 28, 1997, this Agreement will not become effective and will be of no further force and effect unless mutually extended by the parties in writing.

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                                      ARTICLE II
                                     COMPENSATION

    2.1 BASE SALARY. For all services rendered by the Executive under this Agreement, including service as the President of CD Management, Inc., the Company will pay the Executive a base salary of $100,000 per year ("Base Salary"). The Company's Chief Executive Officer or his designee will annually review the Executive's Base Salary in light of competitive practices, the base salaries paid to other executive officers of the Company and the performance of the Executive, the Company and CD Management, Inc., and may, in his sole discretion, increase such Base Salary by an amount he determines to be appropriate. The Executive's Base Salary (as set forth above or as may be increased from time to time) will not be reduced. No such change will in any way abrogate, alter, terminate or otherwise affect the other terms of this Agreement. The Company will pay the Executive his Base Salary not less frequently than in equal biweekly installments in arrears.

    2.2 ANNUAL TARGET BONUS PLAN. In the Chief Executive Officer's or his designee's sole discretion, during the term of the Executive's Employment Period, the Executive will have the opportunity to receive an annual bonus ("Annual Target Bonus"), beginning at and equal to,, 25% of his Base Salary, with open ended incremental increases commensurate with length of service and performance after the first year. The Annual Target Bonus earned will be awarded based upon the performance of the Executive and the Company against annual target objectives established jointly by the Chief Executive Officer and/or Board of Directors and the Executive. Any Annual Target Bonus payable under this Paragraph 2.2 will be paid to the Executive as soon as practicable following a fiscal year.

    2.3 LONG-TERM INCENTIVE COMPENSATION. During the Employment Period, the Executive will participate in all of the Company's existing and future long-term incentive compensation programs for key executives at a level commensurate with his position at the Company and consistent with the Company's then current policies and practices, as determined in good faith by the Board or a committee thereof.

                                     ARTICLE III
                          BENEFITS, PERQUISITES AND EXPENSES

    3.1 BENEFITS. During the Employment Period, the Executive will be eligible to participate in (a) each welfare benefit plan sponsored or maintained by the Company, including, without limitation, each group life, hospitalization, medical, dental, health, accident or disability insurance or similar plan or program of the Company, and (b) each pension, retirement, deferred compensation or savings plan sponsored or maintained by the Company, in each case, whether now existing or established hereafter, to the extent that the Executive is eligible to participate in any such plan under the generally applicable provisions thereof. Nothing in this Paragraph 3.1 will limit the Company's right to amend or terminate any such plan in accordance with the procedures set forth therein.

    3.2 VACATION. During the Employment Period, the Executive will be entitled to sick leave and two (2) weeks, increasing based on length of service to a maximum of four (4) weeks, paid

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vacation annually as is generally provided to other senior officers of the
Company in accordance with the then current policies and practices of the Company.

    3.3 EXPENSES. (a) BUSINESS EXPENSES. The Executive will be reimbursed for all reasonable "out-of-pocket" business expenses for business travel and business entertainment incurred in connection with the performance of his duties under this Agreement (i) so long as such expenses constitute business deductions from taxable income for the Company and is excludable from taxable income to the Executive under the governing laws and regulations of the Internal Revenue Code of 1986, as amended (the "Code") (provided, however, that the Executive will be entitled to full reimbursement in any case where the Internal Revenue Service may, under Section 274(n) of the Code, disallow to any such company 50% of meals and entertainment expenses); and (ii) to the extent such expenses do not exceed the amounts allocable for such expenses in budgets that are approved from time to time by the board of directors of the Company or CD Management, Inc., as applicable. The reimbursement of the Executive's business expenses will be made upon monthly presentation to, and approval by, the Chief Executive Officer of the Company or Chairman of the Board of Directors of CD Management, Inc. as applicable, of valid receipts and other appropriate documentation for such expenses.

         (b) AUTOMOBILE EXPENSES. The Company will pay the Executive $750 per month in arrears to cover the Executive's use (including all associated expenses) of his automobile for the Company's business.

                                      ARTICLE IV
                                   INDEMNIFICATION

    4.1 INDEMNIFICATION. (a) RIGHT TO INDEMNIFICATION. During the Employment Period, the Company will indemnify the Executive and hold the Executive harmless from and against any claim, loss or cause of action arising from or out of the Executive's performance as an officer, director, or employee of the Company or its subsidiaries, if any, or in any other capacity, including any fiduciary capacity, in which the Executive serves at the request of the Company to the maximum extent permitted by the Delaware General Corporation Act and the Company's Certificate of Incorporation and By-Laws ("Governing Documents"), provided that in no event will the protection afforded to the Executive hereunder be less than that afforded under the Governing Documents as in effect at the time this Agreement becomes effective.

         (b)  CULPABLE ACTION:

                (i) Notwithstanding the provisions of Paragraph 4.1(a), the Executive will not be entitled to indemnification if (A) the Company is prohibited from paying such indemnification under applicable law, or
         (B) the Executive's actions or omissions involved intentional misconduct or knowing violation of law (any existence or occurrence described in the foregoing clauses (A) and (B), individually, is a "Culpable Action").

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               (ii)  The existence or occurrence of a Culpable Action will be conclusively determined by a non-appealable, final decision of the court having jurisdiction over the applicable proceeding. Such determination will be final and binding upon the parties hereto.

              (iii) If a proceeding involves more than one claim, issue or matter, the determination as to whether a Culpable Action exists or has occurred will be severable as to each and every claim, issue and matter.

               (iv) The termination of any proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, does not affect the provisions of Paragraph 4.1(a) for indemnification hereunder and does not create a presumption that there exists a Culpable Action.

          (c) PAYMENT OF COSTS. The reasonable costs incurred by the Executive in connection with any proceeding based on this Agreement, including any proceeding brought pursuant to Paragraph 4.1(a) and Paragraph 4.1(b)(ii), will be paid by the Company on an "as incurred" basis; provided, however, that if it will ultimately be determined that there exists or has occurred a Culpable Action with respect to such proceeding, the Executive will repay to the Company the amount (or the appropriate portion thereof as contemplated by Paragraph 4.1(b)(iii)) so advanced, including the costs of obtaining a determination pursuant to Paragraph 4.1(b)(ii).

                                      ARTICLE V
                                   SCOPE OF DUTIES

    5.1 ASSIGNMENT OF DUTIES. The Executive will have such duties as may be assigned to him from time to time by the Chief Executive Officer, his designee or the Board of the Company or CD Management, Inc. commensurate with the Executive's experience and responsibilities in the position for which he is employed pursuant to Article 1 above. Such duties will be exercised subject to the control and supervision of the Chief Executive Officer or his designee and the Board of the Company or CD Management, Inc. as appropriate.

    5.2 GENERAL SPECIFICATION OF DUTIES. The Executive, during the term hereof, will be responsible for performing all services, acts, or things necessary or advisable to manage and conduct the business of the Company consistent with the position of Vice-President of Company Store Operations and the President of CD Management, Inc. subject to such policies and procedures as may be established by the Chief Executive Officer or his designee and/or the Board of the Company or CD Management, Inc. as appropriate.

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                                      ARTICLE VI
                 NONSOLICITATION, CONFIDENTIALITY AND NONCOMPETITION

    6.1 THE EXECUTIVE'S DEVOTION OF TIME. The Executive hereby agrees to devote his full time, abilities and energy to the faithful performance of the duties assigned to him and to the promotion and forwarding of the business affairs of the Company and CD Management, Inc., and not to divert any business opportunities from the Company to himself or to any other person or business entity.

    6.2 CONFLICTING ACTIVITIES. The Executive will not, during the term of this Agreement, be engaged in any other business activity without the prior written consent of the Board, provided however, that this restriction will not be construed as preventing the Executive from investing his personal assets in purely passive investments in business entities which are not in competition with the Company, its subsidiaries or affiliates. Provided, however, that nothing in Section 6.1 or 6.2 shall prevent Executive from continuing the accounting services of Bruce MacDonald & Co., so long as Executive faithfully performs his duties to the Company and CD Management, Inc.

    6.3 HONORING OBLIGATIONS TO PREVIOUS EMPLOYER(S). The Executive has not and will not breach any lawful obligations owed or owing by him to any his former employers or of the limited partnerships for which he has acted as general partner.

    6.4 CONFIDENTIALITY. Without the prior written consent of the Company, except to the extent required by an order of a court having competent jurisdiction or under a subpoena from an appropriate government agency, the Executive will not communicate or disclose to any third person, or use for the benefit of himself or any third person, (a) trade secrets, customer or supplier lists or information, marketing plans, sales plans, management organization information (including data and other information relating to members of the Board and management), operating policies or manuals, business plans, processes and techniques, financial records, or other financial, commercial, or business information relating to the Company or its investors or the purchase and sale of its securities or any of its subsidiaries, or (b) information designated as confidential or proprietary that the Company or its subsidiaries, if any, may receive from its suppliers, customers or others who do business with the Company or any of its subsidiaries (collectively, "Confidential Information") to any third person unless such Confidential Information has been previously disclosed to the public by the Company or is in the public domain (other than by reason of the Executive's breach of this Paragraph 6.4).

    6.5 THE COMPANY PROPERTY. The Executive hereby agrees that all documents, reports, plans, proposals, marketing and sales plans, client lists, client files and materials made by him or by the Company and its subsidiaries are the properties of such entity and will not be used by him in any way adverse to the Company's interests. The Executive will not deliver, reproduce or in any way allow such documents or things to be delivered or used by any third party without specific written direction or written consent of the Board of the Company or CD Management, Inc as appropriate. The Executive hereby assigns to the Company any rights which he may have in any

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such trade secret or proprietary information.   Further, except as expressly
provided herein, promptly following the Executive's termination of employment, the Executive will return to the Company or CD Management, Inc. all property, documents or papers used or owned by the Company or CD Management, Inc., and all copies, abstracts or summaries thereof in the Executive's possession or under his control.

    6.6 NONSOLICITATION OF EMPLOYEES. During the Employment Period and the two-year period following any termination of the Executive's employment, the Executive will not directly or indirectly solicit, encourage or induce any employee of the Company or any of its subsidiaries to terminate employment with such entity, and will not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ or offer employment to any person who is or was employed by the Company or a subsidiary thereof unless such person will have ceased to be employed by such entity for a period of at least six months.

    6.7 COMPETITION WITH THE COMPANY OR CD MANAGEMENT, INC.. The Executive agrees that during the term of the Executive's Employment Period and for a two year period of time thereafter will not, directly or indirectly, for his own benefit or on behalf of others, compete, or be an officer, director, employee or holder of more than 5% of the capital stock or other equity interest of any corporation or other entity which competes with the Company or any of its subsidiaries at the date of his termination from the Company ("Competitive Activity"). The limitations imposed by this Paragraph 6.7 will extend to all geographic areas in which the Company or CD Management, Inc. conducts business at the date of termination of the Executive's employment by the Company. If Executive becomes affiliated with a franchise or franchisees of the Company after the termination of his employment by the Company, it will not be deemed a competitive activity.

    6.8 INJUNCTIVE RELIEF AND OTHER REMEDIES WITH RESPECT TO COVENANTS. The Executive acknowledges and agrees that the covenants and obligations of the Executive with respect to nonsolicitation, confidentiality, the Company or CD Management, Inc. property, noncompetition, and conflicting activities, relate to special, unique and extraordinary maters and that a violation of any of the terms of such covenants and obligations will cause the Company and/or CD Management, Inc. irreparable injury for which adequate remedies are not available at law. Therefore, the Executive agrees that the Company and/or CD Management, Inc. will (a) be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post a bond) restraining the Executive from committing any violation of the covenants and obligations contained in this Article 6 and (b) have no further obligation to make any payments to the Executive hereunder following any material violation of the covenants and obligations contained in this Article 6. These remedies are cumulative and are in addition to any other rights and remedies the Company or CD Management, Inc. may have at law or in equity.

                                     ARTICLE VII
                                     TERMINATION

    7.1 BASIS FOR TERMINATION. The Executive's employment hereunder may be canceled at any time by mutual agreement of the parties.

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    7.2  INCAPACITY.  This Agreement will automatically terminate on the last day of the month in which the Executive dies or becomes permanently incapacitated. "Permanent incapacity" as used herein will mean mental or physical incapacity, or both, reasonably determined by the Board based upon a certification of such incapacity by, in the discretion of such Board, either the Executive's regularly attending physician or a duly licensed physician selected by the Board, rendering the Executive unable to perform substantially all of his duties hereunder and which appear reasonably certain to continue for at least six consecutive months without substantial improvement. The Executive will be deemed to have "become permanently incapacitated" on the date the Board has determined that the Executive is permanently incapacitated and so notifies the Executive.

    7.3  WITH CAUSE.   The Executive's employment may be terminated by the
Company or CD Management, Inc.  "with cause," if any of the following  occur:

         (a) any material breach of the Executive's obligations to the Company or CD Management, Inc. pursuant to this Agreement; or

         (b) any material acts or events which inhibit the Executive from fully performing his responsibilities to the Company or CD Management, Inc. in good faith, including, but not limited to (i) a felony criminal conviction; (ii) any other criminal conviction involving the Executive's lack of honesty or the Executive's moral turpitude; (iii) drug or alcohol abuse; or (iv) material acts of insubordination, dishonesty, gross carelessness or gross misconduct.

    7.4 WITH CAUSE/ EFFECTIVE DATE / RIGHT TO BE HEARD. The Executive shall not be deemed to have been terminated for cause unless and until there shall have been delivered to him by either the Chief Executive Officer or Board of Directors a notice of termination and a written statement of the reasons for Executive's termination for cause and Executive has had an opportunity to appear before the Company's and/or CD Management, Inc's Board of Directors to state any protest that Executive may have concerning his termination for cause. If the Executive does not request an appearance before the Board of Directors pursuant to this subsection within five days from the date of receipt of the notice of termination and written statement of the reasons for his termination, the right to appear before the Board to protest shall be deemed to be waived and the Executive's termination shall be effective as of the date the notice of termination is delivered to Executive. If Executive elects to appear before the Board of Directors to protest his termination for cause, a specially called meeting will be called as soon as practicable. At the specially called Board meeting, the Executive will have the opportunity to state any protest that he might have, orally (not to exceed one hour) or in writing, to his termination and the Board will thereafter re-consider its decision to terminate the Executive for cause. If the Board decides to affirm its decision to terminate the Executive for cause , after the Executive's appearance and protest before it, the Board's decision: (i) will not require a written statement of the reasons for the Board's decision;
(ii) will thereafter be final and non-appealable and (iii) effective as of the date of the Board's final decision. The Executive will be suspended from his responsibilities with pay, between the date that his original notice of termination is delivered and the Board of Directors final decision as to his termination for cause, if the Executive elects to protest his termination to the Board, as set forth above.

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    7.5  WITHOUT CAUSE.  The Executive's employment may be terminated by the
Company or CD Management, Inc. "without cause" (for any reason or no reason at all) at any time by giving the Executive ninety (60) days' prior written notice of termination. Termination of employment will occur at the conclusion of the notice period, unless otherwise agreed to in writing by the Company or CD Management, Inc. and the Executive.

    7.6 TERMINATION BY THE EXECUTIVE. The Executive may terminate his employment hereunder by giving the Company or CD Management, Inc. sixty (60) days' prior written notice. Termination of employment will occur at the conclusion of the notice period, unless otherwise agreed to in writing by the Company or CD Management, Inc. and the Executive.

    7.7 PAYMENT UPON TERMINATION WITH CAUSE BY THE COMPANY OR VOLITIONAL TERMINATION BY THE EXECUTIVE. Upon termination of the Executive's employment by the Company for cause pursuant to subsection 7.3 or volitional termination by the Executive pursuant to subsection 7.5, the Company will grant pay to the Executive within 14 days after termination an amount equal to the sum of (a) the Executive's Base Salary accrued to the date of termination; and (b) any unreimbursed expenses accruing to the date of termination. After any such termination, the Company will not be obligated to compensate the Executive, his estate or representatives except for the foregoing compensation then due and owing, nor provide the benefits to the Executive described in Article 3 (except as may be required by law), and the Executive agrees that, immediately upon any such termination, he will forthwith return to the Company any benefits provided him hereunder which are capable of being physically returned.

    7.8 PAYMENT UPON TERMINATION WITHOUT CAUSE BY THE COMPANY. Upon termination of the Executive's employment by the Company without cause pursuant to subsection 7.4, the Company will grant pay to the Executive within 14 days after termination an amount equal to the sum of (a) the Executive's Base Salary accrued to the date of termination; (b) the Executive's Base Salary for a twelve month period; and (c) any unreimbursed expenses accruing to the date of termination. Additionally, Executive will be entitled at the Company's expense to participate for a twelve month period after termination in any group life, hospitalization, medical, dental, health, accident or disability insurance or similar plan or program of the Company, to the extent that such participation would not be inconsistent with such plans contractual provisions and/or applicable regulations.


                                     ARTICLE VIII
                                    MISCELLANEOUS

    8.1 SURVIVAL. Articles Six and Seven and Paragraphs 8.2, 8.3 and 8.15 will survive the termination hereof.

    8.2 ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement will be resolved by binding arbitration. The arbitration will be held in the city of

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Oklahoma City, Oklahoma and except to the extent inconsistent with this
Agreement, will be conducted in accordance with the Rules of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator will be acceptable to both the Company and the Executive. If the parties cannot agree on an acceptable arbitrator, the dispute will be heard by a panel of three arbitrators one appointed by each of the parties and the third appointed by the other two arbitrators.

    8.3 LEGAL FEES AND EXPENSES. (a) OF THE EXECUTIVE. If the Executive will prevail, in whole or in part, as to any material issue in any contest (whether initiated by the Executive or by the Company) as to the validity, enforceability or interpretation of any provision of this Agreement, the Company will pay all reasonable expenses incurred by the Executive with respect to such contest, including, without limitation, his reasonable attorney's fees.

         (b) OF THE COMPANY. If the Company will prevail, in whole or in part, as to any material issue in any contest (whether initiated by the Company or by the Executive) as to the validity, enforceability or interpretation of any provision of this Agreement, the Executive will pay all reasonable expenses incurred by the Company with respect to such contest, including, without limitation, its reasonable attorney's fees.

    8.4 BINDING EFFECT. This Agreement will be binding on, and will inure to the benefit of, the Company and any person or entity that succeeds to the interest of the Company (regardless of whether such succession does or does not occur by operation of law) by reason of the sale of all or a portion of the Company's stock, a merger, consolidation or reorganization involving the Company or, unless the Company otherwise elects in writing, a sale of the assets of the business of the Company (or portion thereof) in which the Executive performs a majority of his services. This Agreement will also inure to the benefit of the Executive's heirs, executors, administrators and legal representatives.

    8.5 ASSIGNMENT. Except as provided under Paragraph 8.4, neither this Agreement nor any of the rights or obligations hereunder will be assigned or delegated by any party hereto without the prior written consent of the other party.

    8.6 ENTIRE AGREEMENT. This Agreement constitutes the entire understanding between the parties hereto with respect to the matters referred to herein. No other agreement relating to the terms of the Executive's employment by the Company, oral or otherwise, will be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought. There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein. The Executive acknowledges that he is entering into this Agreement of his own free will and accord, and with no duress, that he has read this Agreement and that he understands the Agreement and its legal consequences.

    8.7 SEVERABILITY; REFORMATION. In the event that one or more of the provisions of this Agreement will become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not be affected thereby. In the event

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that any of the provisions of any of Paragraph 6.4, 6.6 or 6.7 are not enforceable in accordance with its terms, the Executive and the Company agree that such Paragraph will be reformed to make such Paragraph enforceable in a manner which provides the Company the maximum rights permitted at law.

    8.8 WAIVERS. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement will not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement will be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert it's or his rights hereunder on any occasion or series of occasions.

    8.9 NOTICES. Any notice required or desired to be delivered under this Agreement will be in writing and will be delivered personally, by courier service, by registered mail, return receipt requested, or by facsimile and will be effective upon actual receipt by the party to which such notice will be directed, and will be addressed as follows (or to such other address as the party entitled to notice will hereafter designate in accordance with the terms hereof):

    If to the Company:

                   CD Warehouse, Inc.
                   Attention: Jerry W. Grizzle, Chief Executive Officer P.O. Box 602
                   Edmond, Oklahoma 73083-0602

    with a copy to:

                   Day, Edwards, Federman, Propester & Christensen, P.C.
                   Attention: Bruce W. Day, Esq.
                   210 Park Avenue
                   Suite 2900
                   Oklahoma City, Oklahoma 73102

    If to the Executive:

         The home address of the Executive noted on the records of the Company.

    8.10 AMENDMENTS. This Agreement may not be altered, modified or amended except by a written instrument signed by each of the parties hereto.

    8.11 CHANGE IN CONTROL PROTECTION. Nothing contained herein will be construed to preclude the Company from providing the Executive different or additional severance benefits as a result of a change in control of the Company, whether pursuant to an agreement that is in addition to, or as a supplement to, this Agreement.

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    8.12 HEADINGS.  Headings to paragraphs in this Agreement are for the convenience of the parties only and are not intended to be part of or to affect the meaning or interpretation hereof.

    8.13 COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

    8.14 WITHHOLDING. Any payments provided for herein will be reduced by any amounts required to be withheld by the Company from time to time under applicable federal, state or local income or employment tax laws or similar statutes or other provisions of law then in effect.

    8.15 GOVERNING LAW. This Agreement will be governed by the laws of the State of Delaware, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply. This Agreement will not be construed for or against a party because that party prepared it.

    8.16 RIGHT OF SET-OFF. Upon termination or expiration of this Agreement, the Company will have the right to set-off against the amounts due the Executive hereunder the amount of any outstanding loan or advance from the Company to the Executive.

    IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by its duly authorized officer and the Employee has hereunto set his hand as of the day and year first above written.

                             The Executive:

                             BRUCE MACDONALD

                             /s/ Bruce D. MacDonald
                             ---------------------------------------------
                             Bruce D. MacDonald

                             The Company:

                             CD WAREHOUSE, INC.

                             By: /s/ Jerry W. Grizzle
                                 -----------------------------------------
                                 Jerry W. Grizzle, Chief Executive Officer

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